EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Mercury Finance Company:


We have reviewed the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of September 30, 1997, and the related consolidated statements of income for the three month and nine-month periods then ended, and the changes in shareholders' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, on January 29, 1997 the Company announced accounting irregularities, discovered subsequent to December 31, 1996, causing it to violate its debt covenants which curtailed the availability of credit and caused the Company to miss scheduled debt payments. Also, as discussed in Note 15, the Company incurred significant losses in 1996 and is continuing to incur losses in 1997. In addition, as further described in Note 8, the Company has been named as a defendant in litigation generally arising from the restatement of earnings for 1995 and interim earnings for 1996 as a result of the accounting irregularities. The Securities and Exchange Commission and the United States Attorney for the Northern District of Illinois have also commenced investigations. Management's plans with regard to these matters are described in Notes 8 and 15 to the consolidated financial statements. As discussed in our auditors' report on the December 31, 1996 financial statements dated October 10, 1997, and as discussed further in Notes 8 and 15 to the accompanying financial statements, there are several matters that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


ARTHUR ANDERSEN LLP


Chicago, Illinois
December 18, 1997


MERCURY FINANCE COMPANY & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                As of              As of
                                                                            September 30,      December 31,
                                                                                 1997              1996
 (dollars in thousands)                                                      (unaudited)

 ASSETS
    Cash and cash equivalents                                              $        3,792    $        20,957
    Short-term investments (at amortized cost which approximates fair
      value)                                                                       46,736             43,411
    Investments available-for-sale, at fair value                                       -            161,781
    Investments held-to-maturity, at cost (fair value of $0 and $8,025)                 -              7,765

    Finance Receivables                                                         1,046,157          1,160,423
        Less allowance for finance credit losses                                 (120,131)           (97,762)
        Less nonrefundable dealer reserves                                        (61,306)           (89,378)
        FINANCE RECEIVABLES, NET                                                  864,720            973,283

    Deferred income taxes, net                                                     10,500             33,356
    Income taxes receivable                                                        76,525             53,764
    Premises and equipment (at cost, less accumulated depreciation of
      $10,260 and $9,157)                                                           6,073              7,266
    Goodwill                                                                       13,819             14,463
    Reinsurance receivable                                                              -             93,458
    Deferred acquisition costs and present value of future profits                      -             62,809
    Other assets (including repossessions)                                         26,986             71,047
        TOTAL ASSETS                                                       $    1,049,151    $     1,543,360

 LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES
    Senior debt, commercial paper and notes                                $      445,878    $       525,051
    Senior debt, term notes                                                       441,364            488,625
    Subordinated notes                                                             22,500             22,500
    Accounts payable and other liabilities                                         51,620             81,282
    Unearned premium and claim reserves                                                 -            239,573
    Reinsurance payable                                                                 -             17,444
        TOTAL LIABILITIES                                                         961,362          1,374,475

 CONTINGENCIES (NOTE 8)

 SHAREHOLDERS' EQUITY
    Common stock - $1.00 par value per share:
        300,000,000 shares authorized
        September 30, 1997 - 177,900,671 shares outstanding
        December 31, 1996 - 177,719,447 shares outstanding                        177,901            177,719
    Paid in capital                                                                 8,244              6,539
    Retained earnings (deficit)                                                   (44,692)            37,349
    Unrealized appreciation on available-for-sale securities, net of
    tax                                                                                 -                942
    Treasury stock - 5,402,957 shares at cost                                     (53,664)           (53,664)
        TOTAL SHAREHOLDERS' EQUITY                                                 87,789            168,885
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $    1,049,151    $     1,543,360

           See accompanying notes to consolidated financial statements.



MERCURY FINANCE COMPANY & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
  (unaudited)


                                                                     3 months ended          9 months ended
                                                                     September 30,           September 30,
 (dollars in thousands, except per share amounts)                         1997                    1997

 INTEREST INCOME
    Finance charges and loan fees                                   $       56,851          $       180,078
    Investment income                                                          737                    6,795
        Total finance charges, fees and investment income                   57,588                  186,872
    Interest expense                                                        21,554                   65,819
        Interest income before provision for finance credit
        losses                                                              36,034                  121,053
    Provision for finance credit losses                                     27,080                   82,086
        NET INTEREST INCOME                                                  8,954                   38,968

 OTHER INCOME
    Insurance commissions                                                      943                    4,338
    Insurance premiums                                                       1,416                   34,507
    Fees and other income                                                      970                    4,146
        TOTAL OTHER INCOME                                                   3,329                   42,991

 OTHER EXPENSES
    Salaries and employee benefits                                          13,022                   43,441
    Occupancy expense                                                        1,378                    4,522
    Equipment expense                                                        1,036                    2,861
    Data processing expense                                                    442                    1,535
    Incurred insurance claims and other underwriting expense                     -                   20,255
    Other operating expenses                                                 7,940                   26,890
        TOTAL OTHER EXPENSES                                                23,818                   99,504
 OPERATING LOSS                                                            (11,535)                 (17,545)
    Income from Lyndon due to buyer                                              -                   (2,025)
    Loss on sale of Lyndon                                                       -                  (29,528)
    Other non-operating expenses                                            (3,013)                 (13,595)
    Loss before income taxes                                               (14,548)                 (62,693)
    Provision for income taxes                                              13,018                    6,411
 NET LOSS                                                           $      (27,566)         $       (69,104)

 NET LOSS PER COMMON SHARE                                          $        (0.16)         $         (0.40)

           See accompanying notes to consolidated financial statements.



MERCURY FINANCE COMPANY & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited)


 (dollars in thousands)
                                                             Retained      Unrealized
                                       Common     Paid in    Earnings     Appreciation     Treasury
                                        Stock     Capital    (Deficit)   (Depreciation)      Stock        Total

 Balance at December 31, 1996        $  177,719   $ 6,539   $  37,349    $         942    $ (53,664)   $  168,885
    Net loss                                                  (69,104)                                    (69,104)
    Stock options exercised                 182     1,705                                                   1,887
    Dividends declared ($0.075
      per share)                                              (12,937)                                    (12,937)
    Change in unrealized
      appreciation on available
      for sale securities, net of
      taxes                                                                       (942)                      (942)
 Balance at September 30, 1997       $  177,901   $ 8,244   $ (44,692)   $           -    $ (53,664)   $   87,789

See accompanying notes to consolidated financial statements.



MERCURY FINANCE COMPANY & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                              9 Months ended
                                                                                              September 30,
                                                                                                   1997
 (dollars in thousands)                                                                        (unaudited)

 CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                                $        (69,104)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Provision for finance credit losses                                                           82,086
        Credit for deferred income taxes                                                              28,861
        Loss on sale of Lyndon                                                                        29,528
        Gain on sale of securities                                                                       (12)
        Depreciation and amortization                                                                  2,177
        Net increase in reinsurance receivable                                                        (6,287)
        Net decrease in deferred acquisition costs and present value of future profits                15,473
        Net increase in other assets                                                                 (11,109)
        Net increase in reinsurance payable                                                           12,582
        Net decrease in unearned premium and claim reserves                                          (12,388)
        Net decrease in other liabilities                                                            (38,864)
            Net cash provided by operating activities                                                 32,943

 CASH FLOWS FROM INVESTING ACTIVITIES
        Principal collected on finance receivables                                                   585,897
        Finance receivables originated or acquired                                                  (559,420)
        Purchases of short term and available for sale investment securities                         (90,895)
        Purchases of held to maturity investment securities                                           (2,552)
        Proceeds from sales and maturities of short term and available for sale
          investment securities                                                                       46,786
        Proceeds from maturities of held to maturity investment securities                             6,476
        Proceeds from sale of Lyndon, net of cash sold                                                88,884
        Net purchase of premises and equipment                                                          (340)
            Net cash provided by investing activities                                                 74,836

 CASH FLOWS FROM FINANCING ACTIVITIES
        Net repayments of senior debt, commercial paper and notes                                   (126,434)
        Stock options exercised                                                                        1,490
            Net cash used in financing activities                                                   (124,944)
            Net increase in cash and cash equivalents                                                (17,165)
 CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1996                                                       20,957
 CASH AND CASH EQUIVALENTS AT SEPTEMBER 30, 1997                                            $          3,792

 Supplemental Disclosures
    Income taxes paid to federal and state government                                       $             35
    Interest paid to creditors                                                              $         40,249



           See accompanying notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         September 30, 1997 (unaudited)
                              and December 31, 1996
         (dollars in thousands except per share amounts and where noted)

1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Mercury Finance Company ("Mercury" or the "Company") is a consumer finance company doing business in 31 states under its own name and through its subsidiaries MFC Finance Company, MERC Finance Company, Gulfco Investment Inc. and subsidiary and Midland Finance Co. (the "consumer finance subsidiaries"). The Company also offered certain insurance services through its subsidiary, Lyndon Property Insurance Company and subsidiaries ("Lyndon"). The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

BASIS OF PRESENTATION
The accounting and reporting policies of Mercury conform to generally accepted accounting principles for the finance and insurance industries. The consolidated financial statements include the accounts of the Company, the consumer finance subsidiaries and Lyndon. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES
Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or acquired. Interest income is calculated using the interest (actuarial) method to produce constant rates of interest (yields). If a precompute account becomes greater than 60 days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received. Interest on interest bearing loans and sales finance contracts is calculated on a 360-day basis and recorded on the accrual basis; accrual is suspended when an account is 60 or more days contractually delinquent. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

INSURANCE OPERATIONS
In conjunction with their lending practices, the consumer finance subsidiaries, as agents for Lyndon and unaffiliated insurers, offer credit life, accident and health and property insurance to borrowers who obtain finance receivables directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts purchased from merchants and automobile dealers. Commissions on credit life, accident and health and property insurance from unaffiliated insurers are earned by Mercury over the average terms of the related policies on the sum-of-the months digits method. See Note 2 for a discussion of the disposition of Lyndon.

Lyndon is engaged in the business of reinsuring and direct writing of credit life, accident and health and various other property and casualty insurance policies issued to borrowers under direct consumer loan and sales finance contracts originated by Mercury and other companies. The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance payable in the event of death or disability of the debtor. Insurance premiums are earned over the life of the contracts principally using pro-rata and sum-of-the months digits methods or in relation to anticipated benefits to the policy holders.

Lyndon has established policy liabilities and claim reserves. The claim reserves are based upon accumulated estimates of claims reported, plus estimates of incurred but unreported claims.

Lyndon was sold during the second quarter of 1997 (see further discussion in Note 3). Also during the second quarter of 1997, the Company formed a captive insurance company, MFN Insurance Company, to participate in the Company program which provides insurance to Mercury's customers who do not provide proof of coverage on automobiles that are collateral for the outstanding loans.

FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES
Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. Finance receivables consist of contractually scheduled payments from sales finance contracts net of unearned finance charges, direct finance receivables and credit card receivables. The Company's borrowers typically have limited access to traditional sources of consumer credit due to past credit history or insufficient cash to make the required down payment on an automobile. As a result, receivables originated or acquired by the Company are generally considered to have a higher risk of default and loss than those of other consumer financings.

Statement of Financial Accounting Standards ("SFAS") 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination costs be deferred and amortized as an adjustment to the related loan's yield. Mercury has not adopted the provisions of this statement because adoption would not have a material effect on the Company's reported results of operations or financial condition.

Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related precompute account.

Mercury acquires a majority of its sales finance contracts from dealers at a discount. The level of discount is based on, among other things, the credit risk of the borrower. The discount, which is the difference between the amount financed and the acquisition cost, represents nonrefundable dealer reserves that are available to absorb future credit losses over the life of the acquired loan. Historical loss experience on the Company's sales finance receivables has shown that the acquisition discount recorded as nonrefundable dealer reserves is not adequate to cover potential losses over the life of the loans. Mercury uses a reserving methodology commonly referred to as "static pooling". The static pooling reserving methodology allows Mercury to stratify components of its sales finance receivables portfolio (i.e., non-refundable dealer reserves, principal loan balances, and related loan charge-offs) into separately identified and chronologically ordered monthly pools. A portion of the dealer reserve is made available to cover estimated credit losses for each identified monthly pool based on a pro rata calculation over the weighted average term of each specific pool.

The allowance for credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb possible credit losses incurred on loans that are considered to be impaired in excess of the available nonrefundable dealer reserves. Management evaluates the allowance requirements by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, the availability of the nonrefundable dealer reserves to absorb credit losses on impaired loans and general economic conditions and trends.

The Company applies SFAS 114 and 118, which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. In accordance with SFAS 114, the Company's approach for estimating losses results in a measure of impairment based on discounting expected future cash flows (including the anticipated proceeds from repossessed collateral) at the loan's original yield. If the measure of the impaired receivable is less than the net recorded investment in the receivable, the Company recognizes an impairment by creating an additional allowance for finance credit losses in excess of the nonrefundable dealer reserves available to absorb losses, with a corresponding charge to the provision for finance credit losses. Generally, the Company considers receivables more than 60 days contractually delinquent to be impaired.

Direct installment loans on which no payment is received within 149 days, on a recency basis, are charged off. Sales finance accounts (net of unearned finance charges) which are contractually delinquent 150 days are charged off monthly before they become 180 days delinquent. Accounts which are deemed uncollectable prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension if collection appears imminent during the next calendar month.

INVESTMENTS
The Company classifies its investments as held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount, and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity, net of applicable income taxes.

Fair values for held-to-maturity and available-for-sale fixed maturity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are carried at amortized cost, which approximates their fair value. Realized gains and losses from sales or liquidation of investments are determined using the specific identification basis.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

REINSURANCE ACTIVITIES
In the normal course of business, Lyndon assumes and cedes reinsurance on both a pro rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policy holder, the reinsuring company assumes the related insurance risk. Lyndon monitors the financial condition of its reinsurers on a periodic basis.

DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS
Policy acquisition costs, representing commissions, premium taxes and certain other underwriting expenses, are deferred and amortized over policy terms. Estimates of future revenues, including investment income and tax benefits, are compared to estimates of future costs, including amortization of policy acquisition costs, to determine if business currently in force is expected to result in a net loss. No revenue deficiencies have been determined in the period presented. The present value of future profits represents the portion of the purchase price of Lyndon allocated to the future profits attributable to the insurance in force at the date of acquisition. The present value of future profits is amortized in relationship to the expected emergence of such future profits.

INCOME TAXES
The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

Mercury recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company periodically evaluates deferred tax assets to determine whether they are deemed to be likely of realization. In making its determination, management considers the possible recovery of taxes already paid but does not assume the generation of additional taxable income in the future.

IMPAIRMENT OF LONG-LIVED ASSETS
In March, 1995, the Financial Accounting Standards Board ("the FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's financial condition or results of operations.

At each balance sheet date, the Company evaluates the realizability of goodwill (and other intangibles) based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based on the most recent analysis, the Company believes that no material impairment of goodwill exists at September 30, 1997.

STOCK-BASED COMPENSATION
The Company accounts for stock based compensation under the provisions of SFAS
123. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25.

RECENT ACCOUNTING PRONOUNCEMENTS
In February 1997, the FASB issued SFAS 128, "Earnings per Share" and SFAS 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. These statements are effective for financial statements issued for periods ending after December 15, 1997. Management does not expect the adoption of these statements to have a significant impact on the financial position and results of operations of the Company.

In July 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income. Management does not expect the adoption of this statement to have a significant impact on the financial position and results of operations of the Company. This statement is effective for financial statements issued for periods ending after December 15, 1997.


USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts which are subject to such estimation techniques include the allowance for finance credit losses as more fully discussed in Note 4. Actual results could differ from these estimates.

2)  DISPOSITION
On June 3, 1997, Mercury sold all of the outstanding shares of Lyndon Insurance Group and its subsidiaries to Frontier Insurance Group, Inc. ("Frontier") pursuant to a Stock Purchase Agreement dated March 28, 1997. The aggregate purchase price was $92 million. In order to assure the delivery of clear title to Frontier, Mercury was required to deposit ten percent of the sales price, or $9.2 million, into a cash escrow account. The escrow deposit was subsequently released to Mercury on July 10, 1997.

Earnings from Lyndon in the second quarter were $2,025. The 1997 consolidated results of operations of Mercury include the operations of Lyndon through May 31, 1997 although the results since April 1, 1997 were attributable to the buyer as an adjustment to the purchase price. Management has determined that it is in the best interest of the Company to remain in the insurance business and formed a new captive insurance subsidiary during 1997, MFN Insurance. As a result, the sale of Lyndon is not considered the discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Company as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not deductible for tax purposes.


3)  INVESTMENTS
All investment securities were held by Lyndon at December 31, 1996. See Note 2 for discussion of disposition of Lyndon. The amortized cost, gross unrealized gains and losses and approximate fair values for available-for-sale and held-to-maturity securities by major security type at December 31, 1996 were as follows:


                                                Gross          Gross         Estimated
                                  Amortized     Unrealized   Unrealized        Market
                                    Cost        Gains          Losses          Value

December 31, 1996
AVAILABLE-FOR-SALE:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                 $  9,490       $    13      $  (78)          $  9,425
  Obligations of states and
    political subdivisions         68,397         1,378        (391)            69,384
  Corporate securities             63,629           882        (443)            64,068
  Mortgage backed
    securities                     18,816           166         (78)            18,904
Total available-for-sale         $160,332       $ 2,439       $(990)          $161,781

HELD-TO-MATURITY:
  U.S. Treasury securities
    and obligations of U.S.
    Government corporations
    and agencies                   $2,833          $ 17        $(31)            $2,819
  Obligations of states and
    political subdivisions          3,787            75          (1)             3,861
  Corporate securities                850            33           0                883
  Other securities                    295           174          (7)               462
Total held-to-maturity             $7,765          $299       $ (39)            $8,025


4)  FINANCE RECEIVABLES
Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 18 to 36 months with maximum terms of 48 months. Mercury Card receivables are mainly unsecured balances. The Company's finance receivables are primarily with individuals located in the southeastern, central and western United States. As of September 30, 1997, approximately 16.4%, 16.1% and 8.9% of finance receivables were from branches located in Florida, Texas and Louisiana respectively. Loans outstanding were as follows:


                                                             September 30,                           December 31,
                                                                  1997                                    1996

DIRECT FINANCE RECEIVABLES
  Interest bearing                                             $  20,790                               $  25,117
  Precompute                                                     129,210                                 127,516
Total direct finance receivables                                 150,000                                 152,633

SALES FINANCE RECEIVABLES
Total sales finance receivables                                1,023,224                               1,159,848
Total gross finance receivables                                1,173,224                               1,312,481
Less:  Unearned finance charges                                 (204,551)                               (228,405)
       Unearned commissions,
         insurance premiums and
         insurance claim reserves                                 (3,388)                                 (7,253)
Total net finance receivables                                    965,285                               1,076,823
UNSECURED CREDIT CARD
  Total unsecured credit card                                     80,872                                  83,600
Total finance receivables                                     $1,046,157                              $1,160,423


Included in finance receivables at September 30, 1997 and December 31, 1996 were $85,663 and $69,507, respectively, of receivables for which interest accrual had been suspended. Contractual maturities of the finance receivables by year are not readily available at September 30, 1997, but experience has shown that such information is not an accurate forecast of the timing of future cash collections due to the amount of renewals, conversions, repossessions, or payoffs prior to actual maturity.

Repossessed assets, classified as other assets, primarily consists of vehicles held for resale and vehicles which have been sold for which payment has not been received. Repossessed assets are carried at estimated fair value. At September 30, 1997 and December 31, 1996, repossessed assets totaled approximately $5,700 and $6,700, respectively.

Principal cash collections (excluding finance charges earned) for the three months ended September 30, 1997 and nine months ended September 30, 1997 were as follows:


                                                             Three months                              Nine months
                                                                 ended                                   ended
                                                             September 30,                             September 30,
                                                                 1997                                      1997

DIRECT FINANCE RECEIVABLES
Principal cash collections                                       $ 34,070                                $ 100,837
Percent of average
 net balances                                                        26.7%                                    26.2%

SALES FINANCE RECEIVABLES
Principal cash collections                                      $ 148,406                                $ 485,060
Percent of average
 net balances                                                        17.2%                                    17.9%


A summary of the activity in the allowance for finance credit losses for the three months ended September 30, 1997 and nine months ended September 30, 1997 was as follows:


                                                                   Three months                                    Nine months
                                                                       ended                                         ended
                                                                   September 30,                                 September 30,
                                                                       1997                                          1997

Balance at beginning of period                                        $123,604                                        $ 97,762
Provision for finance credit losses                                     27,080                                          82,086
Finance receivables charged off,
  net of recoveries                                                    (30,553)                                        (59,717)
Balance at end of period                                              $120,131                                        $120,131


A summary of the activity in nonrefundable dealer reserves for the three months ended September 30, 1997 and nine months ended September 30, 1997 was as follows:


                                                     Three months               Nine months
                                                        ended                     ended
                                                    September 30,             September 30,
                                                         1997                      1997

Balance at beginning of period                         $ 71,365                  $ 89,378
Discounts acquired on new volume                         10,116                    36,905
Losses absorbed                                         (20,175)                  (64,977)
Balance at end of period                               $ 61,306                  $ 61,306


5)  SENIOR AND SUBORDINATED DEBT AND LINES OF CREDIT
As a result of the 1996 net loss, accounting irregularities, and related matters, Mercury violated its debt and financial covenants permitting the holders of its Senior Term Notes and Subordinated Debt to accelerate all such debt which, if accelerated, would result in all of such debt being currently due and payable. In addition, the Company is no longer permitted by the terms of certain debt instruments to pay dividends. Senior and subordinated debt at September 30, 1997 and December 31, 1996, consisted of the following (assuming that the Company remained in compliance with its debt covenants):


                                          September 30,          December 31,
                                               1997                  1996

REVOLVING CREDIT FACILITY-$50,000
LINE, Interest at prime, secured by
generally all assets, due January
1998                                       $   -                $    -

SENIOR DEBT, COMMERCIAL PAPER
AND NOTES                                  $445,878             $525,051


SENIOR DEBT, TERM NOTES
Due 1997 - interest rate 7.67%               13,549               15,000
Due 1997 - interest rate 8.15%               15,807               17,500
Due 1997 - interest rate 6.29%               21,678               24,000
Due 1997 - interest rate 7.13%                  113                  125
Due 1997 - interest rate 6.41%               36,131               40,000
Due 1998 - interest rate 6.70%               31,615               35,000
Due 1998 - interest rate 6.16%               68,649               76,000
Due 1998 - interest rate 8.62%               18,065               20,000
Due 1998 - interest rate 8.50%                9,033               10,000
Due 1998 - interest rate 7.13%                  904                1,000
Due 1998 - interest rate 7.16%               22,582               25,000
Due 1999 - interest rate 6.56%               18,066               20,000
Due 1999 - interest rate 6.76%               28,002               31,000
Due 1999 - interest rate 7.33%               27,098               30,000
Due 2000 - interest rate 6.66%                9,033               10,000
Due 2000 - interest rate 6.94%               13,549               15,000
Due 2000 - interest rate 7.42%               52,390               58,000
Due 2001 - interest rate 7.02%                9,033               10,000
Due 2001 - interest rate 7.50%               27,098               30,000
Due 2002 - interest rate 7.14%                3,613                4,000
Due 2002 - interest rate 7.59%               15,356               17,000
TOTAL SENIOR DEBT, TERM NOTES              $441,364             $488,625

SUBORDINATED DEBT
Due 1997 - interest rate 9.76%               12,000               12,000
Due 1997 - interest rate 10.86%               3,000                3,000
Due 1998 - interest rate 10.86%               7,500                7,500
TOTAL SUBORDINATED DEBT                    $ 22,500              $22,500


The following table sets forth information with respect to future maturities of senior and subordinated debt at September 30, 1997 (assuming that the Company remained in compliance with its debt covenants):


            Senior Debt
             Commercial      Senior Debt    Subordinated
            Paper & Notes     Term Notes        Debt          Total

1997         $ 445,878        $ 87,278      $ 15,000          $  548,156
1998              -            150,848         7,500             158,348
1999              -             73,166           -                73,166
2000              -             74,972           -                74,972
2001              -             36,131           -                36,131
2002              -             18,969           -                18,969
TOTAL        $ 445,878        $441,364      $ 22,500          $  909,742


As noted above, the Company is in default of its credit agreements. The Company continues to negotiate with all of its lenders in an attempt to reach a consensual agreement and has a forbearance agreement through March 2, 1998. See Notes 8, 13 and 15 for additional information.

6)  DIVIDEND RESTRICTIONS
Management does not expect that dividends will be paid in the foreseeable future.

7)  STOCK OPTIONS
Under the terms of Mercury's 1989 Stock Option and Incentive Compensation Plan ("the Plan"), 24,837,036 common shares were reserved for the future granting of options to officers, non-employee directors and other key employees. Options become exercisable in whole or in part up to two years after the date of grant at the closing price of Mercury's common stock on the date of grant. Options are forfeited upon termination of employment. Shares available for future grants totaled 1,747,564 at September 30, 1997.

Activity with respect to stock options was as follows (as adjusted for all stock splits):


Outstanding January 1, 1997                                          7,967,919
Options granted (average price of
  $3.44 for nine months ended September 30, 1997)                    2,754,843
Options forfeited                                                   (4,368,352)
Options exercised (average price of
  $8.21 for nine months ended September 30, 1997)                     (181,224)
Outstanding September 30, 1997                                       6,173,186


The average option price under the plan was $8.25 at September 30,1997.

Under the provisions of SFAS 123, the Company has elected to continue to account for the Plan under the provisions of APB Opinion No. 25 and make the necessary pro forma net income and earnings per share disclosures required by SFAS 123. Upon the announcement of the discovery of the accounting irregularities and financial statement restatement described in Notes 8 and 15, the market value of the Company's common stock declined dramatically. Management thus believes that the market value of the Company's common stock during 1996 was overstated. Because a key component of the fair value calculation (and the related pro forma net income and earnings per share disclosures) is the market value of the Company's stock, the fair value and other disclosures required under SFAS 123 for 1996 and 1997 are not considered meaningful.

In the second quarter of 1997, a number of the above options were canceled. Most employees were re-granted their existing options at a new price of $3 per share. New options were also granted to certain employees on this date.
Given the recent reissuance of options, management is currently performing the calculation for the potential impact on the Company's financial statements.

8)  CONTINGENCIES AND LEGAL MATTERS
The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities. To date, forty-four actions against the Company are pending in United States District Court for the Northern District of Illinois, six cases are pending against the Company in Illinois Chancery Court, and nine cases are pending in the Delaware Chancery Court. One case is pending in Hamilton County, Ohio, Municipal Court. The complaints seek compensatory damages, attorneys' fees and costs.

Forty of the lawsuits pending in the Northern District of Illinois are class actions which allege claims under Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants. One case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Company from certain of the Company's officers and directors. Thirty-nine of the non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. In November, 1997, the Minnesota State Board of Investment was appointed lead plaintiff in the federal class cases. One of the cases pending in the Northern District of Illinois seeks to represent a class of participants in Mercury's employee retirement plan and alleges ERISA violations arising out of the plan's investment in Mercury's allegedly overvalued stock. Two cases pending in the Northern District of Illinois allege non-class securities fraud and common law claims. Three of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of negligence, fraud and negligent misrepresentation. The other Illinois State court actions are derivative actions which seek to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the Delaware State court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. The case pending in Municipal Court in Hamilton, Ohio, alleges violations of Ohio State securities law and common law. The Company is unable to predict the potential financial impact of the litigation.

The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.

On January 10, 1997, the Company entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Company was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Company's common stock. On January 30, 1997, BankBoston notified the Company that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997, BankBoston notified Mercury that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches. The Company is unable to predict the potential financial impact of the claim.

In the normal course of its business, Mercury and its subsidiaries are named as defendants in legal proceedings. A number of such actions, including fifteen cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of Mercury do business. It is the policy of Mercury and its subsidiaries to vigorously defend litigation, but Mercury and
(or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position of Mercury, it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred.

No provision has been made in the consolidated financial statements for the costs or expenses that have been or will be incurred subsequent to September 30, 1997 with respect to any of the above matters.


9)  PENSION PLANS AND OTHER EMPLOYEE BENEFITS
Substantially all employees of Mercury are covered by non-contributory defined benefit pension plans. Total pension expense aggregated $770 in 1996.

The following table sets forth the funded status of Mercury's qualified plans amounts recognized in the 1996 consolidated financial statements:


                                                                      1996

Actuarial Present Value of
  Benefit Obligation:
Accumulated benefit obligations,
  including vested benefits of
  $6,231                                                            $  7,024
Projected benefit obligation
  for service rendered to date                                      $(10,686)
Plan assets at fair value                                             13,638
Plan assets in excess of
  projected benefit obligation                                         2,952
Unrecognized net asset
  as of December 31, being
  recognized over 15-22 years                                           (391)
Unrecognized net gain                                                 (3,272)
Unrecognized prior service cost                                          100
Prepaid (accrued) pension expense                                   $   (611)
Components of net pension expense:
Service cost-benefits earned
  during the period                                                 $  1,060
Interest cost on projected
  benefit obligation                                                     727
Actual return on plan assets                                          (2,085)
Net amortization and deferral                                          1,068
Net periodic pension expense                                        $    770


No actuarial information was available subsequent to December 31, 1996. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996. The rates of increase in future compensation were 5.5% - 7.0% at December 31, 1996. The expected long-term rate of return on plan assets in 1996 was 9.0%.

Mercury also maintains a nonqualified, unfunded pension benefit plan for certain employees whose calculated benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. The projected benefit obligations of the plan, and the expenses related to this plan, are not material.

Mercury has an employee stock purchase plan and a tax deferred Retirement Savings Trust (401(k)) plan. Employees are eligible to participate in the plans after having attained specified terms of service. Both plans cover substantially all full time employees of Mercury and provide for employee contributions and partial matching contributions by Mercury. The expenses related to these plans are not material.

As discussed in Note 7, the market value of the Company's common stock declined dramatically during 1997. At December 31, 1996, the employee stock purchase plan, 401(k) Plan and Mercury Finance Company Retirement Plan ("Retirement Plan") held significant shares of Mercury's stock. All Mercury stock held by the 401(k) Plan and Retirement Plan was sold during 1997.

10) INCOME TAXES
The components of the provisions/(benefits) for the three months ended September 30, 1997 and nine months ended September 30, 1997 were as follows:


                                                   Three months                    Nine months
                                                       ended                          ended
                                                   September 30,                  September 30,
                                                        1997                           1997

CURRENT INCOME TAX EXPENSE/(BENEFIT)
  Federal                                             $ (23,909)                   $ (21,377)
  State                                                    (893)                        (676)
         Total                                          (24,802)                     (22,053)
Deferred income tax expense                              37,820                       28,464
Total income tax provision                             $ 13,018                      $ 6,411


The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:


                                                        Three months                   Nine months
                                                            ended                          ended
                                                        September 30,                  September 30,
                                                            1997                           1997

Statutory federal income tax                                (35.0)%                      (35.0)%
State income taxes, net of
  federal tax benefit                                        (1.6)%                       (0.8)%
Loss on sale of Lyndon                                         -                          16.5 %
Income from Lyndon due to Buyer                                -                           1.1 %
Impact of Change in Tax Law                                 127.2 %                       29.5 %
Other, net                                                   (1.1)%                       (1.1)%
  Total                                                      89.5 %                       10.2 %


The total income tax benefit reflected in shareholders' equity for stock options exercised was $397 for the quarter ended March 31, 1997. No options were exercised for the two quarters ended September 30, 1997. Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at September 30, 1997 and December 31, 1996, were as follows:


                                                         September 30,            December 31,
                                                              1997                    1996

DEFERRED TAX ASSETS:
Allowance for finance credit losses
  and prepaid pension expense                               $28,088                  $ 37,382
Unearned premiums and ceding fees                              -                       13,632
Other                                                           912                     2,919
Deferred tax assets                                          29,000                    53,933
DEFERRED TAX LIABILITIES:
Policy acquisition costs                                       -                       18,011
Other                                                          -                        2,566
Deferred tax liabilities                                       -                       20,577
  Net deferred tax assets before
  valuation allowance                                        29,000                    33,356

Less: Valuation allowance                                   (18,500)                      -

NET DEFERRED TAX ASSETS                                      $ 10,500                $ 33,356


No valuation allowance for deferred tax assets was recorded at December 31, 1996, as Mercury believed it was more likely than not that the deferred tax assets would be realized in the future under the existing tax laws at December 31, 1996. However, under the new tax laws enacted in August 1997, the carryback period has been shortened thereby limiting the source of taxable income available to realize the Company's tax benefits for deductible temporary differences.

The Taxpayer Relief Act of 1997 ("the Act") was signed into law in August 1997. A provision of the Act is to reduce the Net Operating Loss carryback period from three years to two years for tax years beginning after August 5, 1997. For tax reporting purposes, this new law restricts net operating losses, if any, incurred in 1998 to be carried back to 1996, where the Company did not have taxable income versus under the previous legislation, any 1998 net operating losses would carry back to 1995, where the Company has reported significant taxable income. For financial reporting purposes, the change in the tax law raises a question as to the realizability of the deferred tax asset that is recorded in the financial statements ($29,000 as of September 30, 1997) because as of January 1, 1998, the reversal of the temporary differences that give rise to the deferred taxes, primarily the allowance for credit losses, can no longer be carried back to periods of taxable income. Accordingly, a partial valuation allowance on deferred tax assets has been recorded at September 30, 1997. In addition, it is likely that the Company will record a full valuation allowance on all deferred tax assets for temporary differences originated beginning in the third quarter of 1997 and it is expected that any deferred tax assets on the books at December 31, 1997 will require substantial, if not complete, valuation allowances.

Mercury has elected to be treated as a dealer in securities under section 475 of the Internal Revenue Code. Pursuant to this election, Mercury must recognize as taxable income or loss the difference between the fair market value of its securities and the income tax basis of its securities. This election has no impact on the recognition of pre-tax income for financial reporting purposes.
As a result of this election being effective beginning in its 1996 tax year, the Company has increased the taxable loss reported for the year ended
December 31, 1996 and expects a taxable loss to be reported for the year ended December 31, 1997. Accordingly, for financial reporting purposes, a portion of the previously recorded deferred taxes have been reclassified as currently refundable.

11)  LEASES
Mercury and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2003. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at September 30, 1997:


                          Year                      Amount

                          1997                     $ 1,271
                          1998                       4,194
                          1999                       2,960
                          2000                       1,651
                          2001 and after             1,297
                          Total                    $11,373


It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $ 1,560 for the three months ended September 30, 1997 and $ 4,827 for the nine months ended September 30, 1997.

12)  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for Mercury's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision. Fair value estimates assume the continuation of Mercury as a going concern.

CASH AND CASH EQUIVALENTS
Due to the short term nature of these items, management believes that the carrying amount is a reasonable estimate of fair value.

INVESTMENTS
For bonds, the estimated fair value is based on quoted market price. For other investments, which consist primarily of short-term money market instruments, the carrying amount is a reasonable estimate of fair value.

FINANCE RECEIVABLES
The Company's financing program allows for the establishment of interest rates on contracts which typically is the maximum rate allowable by the state in which the branch is doing business. The Company's financing revenues are not materially impacted by changes in interest rates given that the stated rates on existing contracts are the highest allowed by law. As such, the finance receivable balances recorded on a historical basis in the financial statements approximate fair value.

SENIOR DEBT, COMMERCIAL PAPER
The debt consists principally of short term commercial paper for which the carrying amount is a reasonable estimate of fair value.

SENIOR AND SUBORDINATED DEBT, TERM NOTES
Rates currently available to Mercury for debt with similar terms and remaining maturities are used to discount the future cash flows related to existing debt and arrive at an estimate of fair value.

The estimated fair values of Mercury's financial instruments at September 30, 1997 and December 31, 1996 have not been adjusted for the events disclosed in Notes 8 and 15 which have a substantial negative impact on these estimates, were as follows:


                                               September 30, 1997
                                               Carrying      Fair
                                                Amount       Value

FINANCIAL ASSETS
Cash & Short-term Investments                 $  50,528     $   50,528
Finance Receivables                             864,720        864,720
  Total                                       $ 915,248     $  915,248
FINANCIAL LIABILITIES:
Senior Debt, Commercial Paper and
  Notes                                      $  445,878     $  445,878
Senior Debt, Term Notes                         441,364        441,364
Subordinated Debt                                22,500         22,500
  Total                                       $ 909,742     $  909,742

                                                 December 31, 1996
                                              Carrying          Fair
                                               Amount           Value
FINANCIAL ASSETS:
Cash                                          $  20,957        $20,957
Investments                                     212,957        213,217
Finance Receivables                             973,283        973,283
  Total                                       1,207,197     $1,207,457
FINANCIAL LIABILITIES:
Senior Debt, Commercial Paper and
  Notes                                      $  525,051     $  525,051
Senior Debt, Term Notes                         488,625        476,469
Subordinated Debt                                22,500         22,711
  Total                                      $1,036,176     $1,024,231


13)  SUBSEQUENT EVENTS
Mercury extended, until March 2, 1998, the forebearance agreement that had been in effect since July and which had expired on October 1, 1997. The agreement provides that Mercury will continue to keep interest current on its funded debt and will make periodic payments to reduce principal as cash flow permits. In consideration of the payment of principal and interest, creditors have pledged not to take action against the Company under their debt agreements prior to March 2, 1998, unless the forebearance agreement is breached or otherwise is terminated early. The agreement may be terminated by the creditors after January 10, 1998.

In December, 1997, Mercury announced the implementation of a business plan that included the closing of approximately 70 operating branches out of a total of 262 branches. The branches are being closed because they are either unprofitable or considered redundant in view of the location of nearby branches. The closings are estimated to result in a decrease in the outstanding portfolio of approximately $250 million over the next twelve to eighteen months. The closings will not be treated as discontinued operations, however, a provision will be recorded in the fourth quarter to cover the costs of the closings which are estimated to be approximately $4 million.

14)  BUSINESS SEGMENT DATA
The Finance Segment consists of the noninsurance segment of Mercury. The Insurance Segment consists of Lyndon and MFN Insurance. The following table presents the business segment data of Mercury (dollars in millions):


                                                   Three months                    Nine months
                                                       ended                          ended
                                                   September 30,                  September 30,
                                                        1997                           1997

REVENUES
Finance                                            $   37.9                           $ 124.0
Insurance                                               1.4                              40.0
                 Total                             $   39.3                           $ 164.0


OPERATING PROFITS (LOSSES)
Finance                                            $ (13.0)                          $ (29.8)
Insurance                                              1.4                              12.2
                 Total                             $ (11.6)                          $ (17.6)

NET INCOME (LOSS)
Finance                                            $ (28.5)                          $ (77.7)
Insurance                                              0.9                               8.6
                 Total                             $ (27.6)                          $ (69.1)

                                                       As of                          As of
                                                   September 30,                   December 31,
                                                        1997                           1996

IDENTIFIABLE ASSETS
Finance                                             $970.0                           $1,123.4
Insurance                                              2.6                              420.0
  Total                                             $972.6                           $1,543.4


15)  GOING CONCERN
The Company incurred losses in the three months ended September 30, 1997, nine months ended September 30, 1997 and the twelve months ended December 31, 1996. Substantially all of its outstanding debt is subject to acceleration or has matured by its terms as a result of the Company's defaults of its various lending agreements. In addition, the Company is under investigation by governmental authorities and has been named as a defendant in various lawsuits generally arising from the restatement of previously reported financial information for 1995 and interim periods in 1996 as described in
Note 8. The Company is also incurring significant costs in relation to the special investigation and the resolution of its debt restructuring.

As a result of the above matters, the Board has hired the services of a crisis manager to assist in the turnaround of the business operations. In addition, an investment banker was retained to assist in the refinancing of existing debt and/or explore strategy alternatives. There can be no assurances that the Company will be successful in its attempt to consummate a refinancing or restructuring. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis that the Company is a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

16) NON-OPERATING EXPENSES
Non-operating expenses include the costs of the investigation, professional fees related to the negotiations with the creditors, legal defense for the defense of the Company with respect to the class action lawsuits, the costs for the interim financing facility, a portion of fees for the crisis management team and costs of the audit examination of the 1996 balance sheet and review of the quarterly financial statements for 1997.

17)  COMMON STOCK
Earnings per share is computed by dividing net income by the total of weighted average common shares and common stock equivalents outstanding during the period, adjusted for all stock splits. The calculated averages were as follows:


                                                   Three months                       Nine months
                                                       ended                             ended
                                                   September 30,                     September 30,
                                                        1997                              1997

Weighted Average:
Common Shares                                        177,900,671                      177,881,749
Treasury Shares                                       (5,402,957)                      (5,402,957)
Total                                                172,497,714                      172,478,792


As the Company incurred a net loss for the three months and nine months ended September 30, 1997, common share equivalents would be anti-dilutive to earnings per share and have not been included in the weighted average shares calculation.

The Company has determined that the implementation of SFAS 128 "Earnings Per Share", would have had no effect on the calculated earnings per share for the three months and nine months ended September 30, 1997. This standard prescribes that when computing the dilution of options, the Company is to use its average stock price for the period, rather than the more dilutive greater of the average share price or end-of-period share price required by APB Opinion 15. As the options are excluded from the calculation due to the anti-dilutive characteristics indicated above, there is no effect on the earnings per share calculation.